Contact: Robert E. Rout

Chief Administrative and Chief Financial Officer

724-465-1487

TO BE RELEASED

9:00 a.m., Friday, January 30, 2009

S&T Bancorp, Inc. Announces Earnings

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA) today announced earnings for the fourth quarter and the year ended December 31, 2008. Diluted earnings per share for the fourth quarter of 2008 increased 6 percent to $0.57 per share compared to $0.54 per share in the fourth quarter of 2007. Net income for the fourth quarter of 2008 increased 19 percent to $15.8 million as compared to $13.3 million in the comparable period one year ago.

For the year ended December 31, 2008, diluted earnings per share increased 1 percent to $2.28 from $2.26 in 2007, and net income increased 7 percent to $60.2 million from $56.1 million in 2007. Return on average assets and return on average equity for 2008 were 1.52 percent and 14.77 percent, respectively, compared to 1.68 percent and 16.97 percent in 2007.

The differences between percentage changes for net income and earnings per share is primarily due to the 2.8 million shares issued as partial payment for the IBT acquisition in the second quarter of 2008.

Todd D. Brice, president and chief executive officer, commented, "Our markets continue to present unique challenges, as well as opportunities, for banks like us in this ongoing economic crisis. I am extremely proud how well our folks have recognized and have taken advantage of the opportunities, as evidenced by our record loan growth and earnings performance in 2008."

Net interest income, on a fully taxable equivalent basis, increased approximately $10.8 million or 35 percent for the quarter ending December 31, 2008, and increased $27.9 million or 23 percent for the 12 months of 2008, as compared to the same periods of 2007. Net interest margin on a fully taxable equivalent basis was 4.07 percent, 4.13 percent and 4.07 percent for the third quarter, fourth quarter and full year of 2008, respectively. For the same periods of 2007, the net margin on a fully taxable equivalent basis was 3.86 percent, 3.94 percent and 3.87 percent, respectively.

Earning assets have increased $875.4 million over the past 12 months, primarily driven by $752.0 million acquired in the IBT merger, a $253.0 million or 12 percent organic increase in commercial lending and a $27.6 million or 4 percent organic increase in consumer lending. Investment securities increased over the 12-month period by $103.6 million, primarily due to the IBT merger, offset by $125.3 million of matured investment securities that were not replaced during the period and the sale of $130.6 million of securities from the restructuring of the IBT bond portfolio in the second quarter of 2008. Brice added, "The growth that we have experienced in our commercial and retail lines of business are a direct result of our relationship banking focus. Furthermore, the current environment has provided opportunities to develop new relationships, as well as to enhance our pricing and credit structure on new business. The IBT acquisition, which was consummated in the second quarter of 2008, has enabled us to expand our presence in Westmoreland and Allegheny Counties and is contributing to our organic growth. This in-market expansion will strengthen our strategic positioning in these markets."

Overall deposits increased $33.0 million during the past 12 months, excluding $573.6 million of deposits that were acquired with the IBT merger. Brice added, "While core deposits are our most stable and lowest cost of funds overall, from time to time, we may experience periods like we are in today where borrowings have a slight pricing advantage. We are willing to accept slightly less robust deposit growth in the short run to take advantage of these unique circumstances. We know that we have excellent and very competitive deposit products, especially our cash management services and electronic delivery channels which we believe will continue to keep us competitive and serve our customers' needs well into the future. Particularly encouraging is the $78.9 million or 13 percent organic growth in our demand deposit accounts."

Noninterest income, excluding investment security gains, increased $2.3 million for the 12-month period ended December 31, 2008, as compared to 2007, primarily due to increases of $2.2 million for deposit fees, $1.2 million of debit/credit card activities, $0.9 million of commercial swap revenue, $0.8 million of insurance revenues, $0.6 million of brokerage commissions and a $0.4 million non-recurring gain from the VISA initial public offering in the first quarter of 2008. Deposit fees and debit/credit card revenues were favorably affected by the recent IBT merger. These increases were partially offset by the reclassification of investment securities held in the deferred compensation plan trust to a trading classification from available-for-sale classification. The reclassification generated a one-time favorable adjustment to other noninterest income of $1.2 million or approximately $0.03 earnings per share in the third quarter of 2007. Also reducing noninterest income by $1.6 million is the current year market adjustment for the deferred compensation plans with an offsetting reduction to salaries and employee benefit expenses, and decreases in mortgage banking and letters of credit fees of $1.0 million and $0.3 million, respectively.

Investment security losses for 2008 were $1.7 million, a $5.5 million decrease from the $3.8 million of gains realized during 2007. Included in the 2008 results is $0.7 million of realized losses from restructuring the IBT bond portfolio in the second quarter 2008, and $4.3 million of other-than-temporary impairment charges on seven bank equity holdings. Two of these charges totaling $0.4 million occurred in the fourth quarter 2008. Partially offsetting the realized losses and impairments were $3.3 million of realized equity security gains for 2008. The equity securities portfolio currently has a market value of $14.9 million at December 31, 2008, as compared to $41.3 million at December 31, 2007. During the past two years, S&T has implemented a strategy to methodically sell holdings in this portfolio and only retain strategic positions in bank holding companies within our market area.

Noninterest expense increased $10.3 million or 14 percent for the full year 2008 as compared to the 2007 period. Salaries and employee benefits increased $2.3 million primarily due to the addition of 93 average full-time equivalent staff, mostly due to the IBT acquisition, and normal merit increases that occur each year-end. Salaries and employee benefits were also positively affected by the aforementioned current year market adjustment for the deferred compensation plans. Other significant factors contributing to the increase include $1.1 million of nonrecurring merger expenses, a $1.4 million other-than-temporary impairment charge for affordable housing limited partnerships and $1.4 million increased reserves for unfunded loan commitments and letters of credit, most of which occurred in the second quarter of 2008. Occupancy, equipment and data processing costs increased during the last 12 months, primarily through the net acquisition of eight new branches with the IBT merger, and one denova branch opening by S&T.

The efficiency ratio, which measures noninterest expense to noninterest income, excluding net security gains, plus net interest income on a fully taxable equivalent basis, was 45 percent and 47 percent for the twelve-month periods ended December 31, 2008 and 2007, respectively.

Nonperforming assets totaled $43.3 million or 0.98 percent of total assets at December 31, 2008 as compared to $33.9 million or 0.76 percent at September 30, 2008 and $17.3 million or 0.51 percent at December 31, 2007. During the fourth quarter of 2008, three significant relationships were placed into non-performing status, including a $3.5 million commercial mixed use loan and a $4.0 million retail strip center; at this time, collateral for both loans appears to be sufficient to satisfy the outstanding loan balance. As previously disclosed, on January 14, 2009 we discovered that a commercial customer with loans outstanding of $6.7 million was misappropriating construction funds. An investigation was conducted to determine our current collateral position. As a result of our investigation, we have recognized a $4.6 million charge-off in the fourth quarter of 2008. The residual amount of $2.1 million appears to be adequately collateralized and is classified as nonperforming pending foreclosure or sale. Net loan charge-offs for the full year were $10.0 million or 0.31 percent of average loans compared to $4.7 million or 0.17 percent for 2007.

The allowance for loan losses at December 31, 2008 was $42.7 million or 1.20 percent of total loans as compared to $34.3 million or 1.23 percent at December 31, 2007. In the fourth quarter of 2008, S&T recorded a provision for loan loss of $5.6 million, including $4.6 million related to the commercial loan fraud, as compared to $1.2 million in the fourth quarter of 2007. For the 12 months ended December 31, 2008, the provision for loan loss was $12.9 million as compared to $5.8 million for the 12 months ended December 31, 2007. The provision for loan losses is based upon management's detailed quarterly analysis of the adequacy of the allowance for loan losses. Brice added, "2008 was certainly an unprecedented period of economic uncertainty for businesses and consumers. Asset quality is one of the biggest risks that we manage, and we are emphasizing its importance throughout our organization in 2009. We will not be immune to the overall decline in the economy, but I do believe that our conservative underwriting practices will serve us well during this challenging period."

On December 23, 2008, S&T Bancorp, Inc. announced that the U.S. Treasury approved S&T for participation in the Capital Purchase Program. The goal of this new legislation is to promote lending by healthy banks to individuals and businesses in order to stimulate the economy. S&T received $108.6 million under this program on January 16, 2009. Brice commented, "I am pleased that S&T was among selected banks approved by the U.S. Treasury to participate in this program. The additional funds will strengthen our already well capitalized balance sheet and enable us to continue to meet the credit needs of our customers."

S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.31 per share on December 15, 2008 which was payable on January 23, 2009 to shareholders of record as of December 31, 2008. This dividend represents a 3.5 percent projected annual yield utilizing the December 31, 2008 closing market price of $35.50.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.4 billion, S&T Bancorp stock trades on the NASDAQ Global Select Market under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.